Exhibit 18.1

Preferability Letter of Independent Registered Public Accounting Firm

September 29, 2010

Board of Directors
Colfax Corporation

Ladies and Gentlemen:

Note 7 of the Notes to the Condensed Consolidated Financial Statements of Colfax Corporation (the “Company”) included in its Form 10-Q for the period ended October 1, 2010 describes an accounting change regarding the date of the Company’s required annual goodwill and indefinite-lived intangible asset impairment assessment from the last day of the fourth quarter to the first day of the fourth quarter.  There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change is acceptable, and based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2009, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP